Exhibit 99.1
SPX FLOW, Inc. Announces Expiration and Results of its Cash Tender Offer for its 6.875% Senior Notes due 2017
CHARLOTTE, N.C. - August 10, 2016 - SPX FLOW, Inc. (“SPX FLOW” or the “Company”) (NYSE:FLOW) today announced the expiration and results of its previously announced tender offer to purchase for cash (the “Tender Offer”) any and all of its outstanding 6.875% Senior Notes due 2017 (the “Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on August 9, 2016 (the “Expiration Time”). At the Expiration Time, valid tenders had been received with respect to approximately $486.6 million of the $600 million aggregate principal amount of the 2017 Notes outstanding.
The Company has accepted for payment all Notes validly tendered prior to the Expiration Time pursuant to the Tender Offer. On August 10, 2016, such tendering holders will receive the purchase price in the amount of $1,061.48 for each $1,000 principal amount of Notes tendered, plus accrued and unpaid interest to, but not including, the payment date. In addition, the Company will accept any additional Notes properly tendered by means of the guaranteed delivery procedures provided.
The Company intends to redeem approximately $113.4 million of the Notes remaining outstanding following the completion of the Tender Offer pursuant to the redemption provisions of the indenture governing the Notes. The Company intends to deliver an irrevocable notice of redemption to the trustee following the consummation of its previously announced notes offering. Neither the Offer to Purchase nor the accompanying Letter of Transmittal pursuant to which the Tender Offer was made constitutes a notice of redemption.
About SPX FLOW, Inc.:
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) is a global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has more than $2 billion in annual revenues, operations in over 35 countries and sales in over 150 countries. To learn more about SPX FLOW, please visit our website at www.spxflow.com.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project,” “believe” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, VP, Communications and Finance
Phone: 704-752-4486
E-mail: investor@spxflow.com